Exhibit 99.1

PRESS RELEASE | No. 1415

Contact:	Kevin Palatnik
Coherent, Inc.
(408) 764-4110

For Immediate Release:

Coherent Announces the Appointment of Pamela Fletcher to the Board of Directors

Santa Clara, Calif., July 5, 2017 — Coherent, Inc. today announced that Ms. Pamela Fletcher was appointed to the company’s Board of Directors and its Audit Committee effective on June 30, 2017.  Ms. Fletcher has served as Global Executive Chief Engineer, Autonomous and Electrified Vehicles and New Technology at General Motors Company (“GM”) since 2016.  Over a fifteen plus year career with GM, Ms. Fletcher has served in various roles, including as Executive Chief Engineer, Electrified Vehicles from 2012 to 2016, as Chief Engineer, Chevrolet Volt Propulsion System from 2009 to 2012, and as Assistant Chief Engineer, Hybrid & Electric Propulsion Systems from 2007 to 2008.  She holds a B.S. Engineering from Kettering University and an M.S. Engineering from Wayne State University.

“We are excited to welcome Pamela Fletcher to the Board of Directors.  Her application expertise in this important and growing technology field provides another key resource for management and the Board to continue to increase long-term shareholder value,” said Garry Rogerson, Coherent’s Chairman of the Board.

“Coherent has a rich history of being at the forefront of their industry and I am delighted to be appointed to the Board of such an innovative company.   My career has been driven by leading teams to push the boundaries of technology, and I am looking forward to working with Coherent’s leadership as they do the same to drive growth and shareholder returns,” said Ms. Fletcher.

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Founded in 1966, Coherent, Inc. is one of the world’s leading providers of lasers and laser-based technology for scientific, commercial and industrial customers. Our common stock is listed on the Nasdaq Global Select Market and is part of the Russell 2000 and Standard & Poor’s MidCap 400 Index. For more information about Coherent, visit the company’s website at http://www.coherent.com for product and financial updates